Exhibit 31.2

I, Robert Benou, certify that:

      1. I have reviewed this annual report on Form 10-KSB/A of Conolog Corporation.

      2. Based on my knowledge, this annual report does not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statement make, in light to the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report; and

      3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report.

Date: November 12, 2003


                                           /s/ Robert Benou
                                           -------------------------------------
                                           Robert Benou, Chief Financial Officer